SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (D)

of the

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported) April 24, 2007

EXOBOX TECHNOLOGIES CORP.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)

88-0456274
(IRS Employer Identification Number)

6303 Beverly Hill, Suite 210
Houston, Texas 77057
(Address of principal executive offices)

Robert B. Dillon, President
Exobox Technologies Corp.
6303 Beverly Hill, Suite 210
Houston, Texas 77057
(Name and address of agent for service)

(713) 781-6173
(Telephone number, including area code of agent for service)

ITEM 8. OTHER EVENTS

ITEM 8.01 - OTHER EVENTS

Exobox has signed a “Trademark Consent and Coexistence Agreement” with Microsoft Corporation (“Agreement”), effective January 18, 2007. Under the Agreement, Microsoft consents to Exobox’s using the name “Exobox” in connection with computer and network security protection products and services; Exobox, in turn, consents to Microsoft’s using its XBOX name and marks in connection with games or home entertainment goods or services. Exobox also agreed to amend its Trademark applications pending in the U.S., Australia and New Zealand to specify that its goods are “not to be used specifically for game or home entertainment devices or systems.” The Company’s other pending domestic and foreign patent and trademark applications are being timely pursued by Osha Liang LLP, the Company’s outside patent and trademark counsel.

Exobox received a formal “Notice of Allowance” from the United States Patent and Trademark Office (USPTO), issued on March 27, 2007, for its trademark X (and design), U.S. Serial Number 78/801980 (Trademark) . The Trademark has been allowed for use regarding “Computer software for internet and network security, for use in protecting computers and computer networks from viruses and other harmful cyberthreats” in International Class 9.The Trademark will be used in the marketing of both Exobox’s revolutionary computer and server-based technologies.  The Company’s other pending domestic and foreign patent and trademark applications are being timely pursued by Osha Liang LLP, the Company’s outside patent and trademark counsel.

Exobox has entered into a Letter of Intent (“LOI”) with Starboard Capital, Inc., an investment banking firm located in Satellite Beach, Florida (“Starboard”). Starboard, its principals and affiliates have considerable experience and fund raising success in the technology field, including ventures in cable television, telecommunications and computer software. Under the LOI Exobox and Starboard contemplate executing one or more formal agreements in the near future to provide certain financial and other benefits to Exobox in the second quarter of 2007 (“Agreement”), in exchange for a minority position in Exobox for Starboard. Under the Agreement, Starboard would fund up to $25 million to Exobox for (i) two (2) strategic and economic acquisitions of entities previously identified by Exobox, (ii) operating and marketing capital and (iii) the funding necessary for Exobox to complete development, coding and release of the Company’s initial product line in collaboration with OSR Open Systems Resources, Inc.

Under the Agreement with Starboard, Exobox also will acquire Mentisys, Inc., a privately held Atlanta-based software company with an existing $1.4 million annual revenue stream from its software license to CitiGroup for Mentisys’s two (2) proprietary software products and five (5) applications. The Mentisys product line will be greatly enhanced by Exobox’s technology, allowing the Company to capitalize on Mentisys’s contacts and existing business relationships to quickly enter and develop new markets.

By: /s/Robert B. Dillon Robert B. Dillon, President Dated: April 24, 2007